Exhibit 10.5

Employment Agreement

This Employment Agreement (this “Agreement”), dated as of November 30, 2020, is made by and between Lonestar Resources US Inc. (together with any successor thereto, the “Company”), and Frank Bracken (the “Executive”) (each a “Party” and collectively referred to herein as the “Parties”).

RECITALS

A.

This Agreement is entered into in connection with the Company’s Joint Prepackaged Plan of Reorganization for Lonestar Resources US Inc. and its Affiliate Debtors Under Chapter 11 of the Bankruptcy Code, dated September 28, 2020 [Docket No. 29] (as amended, modified, or supplemented, the “Plan” and such transactions contemplated thereunder, the “Reorganization”).

B.	It is the desire of the Company to continue to assure itself of the services of Executive by engaging the Executive to continue to perform services under the terms hereof.

C.	Executive desires to continue to provide services to the Company on the terms herein provided.

D.	This Agreement supersedes any prior agreements or understandings, whether formal or informal, between Executive and the Company and any of its affiliates.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties hereto agree as follows:

1. Employment.

(a) Employment Term. The term of employment under this Agreement (the “Term”) shall be for the period beginning on the Effective Date (as defined in the Plan) (the “Effective Date”) and ending on the second anniversary of the Effective Date, subject to earlier termination as provided in Section 3. The Term may renew for additional periods upon mutual written agreement of Executive and the Board of Directors of the Company or an authorized committee (in any case, the “Board”) prior to the end of the then-applicable Term (the “Expiration Date”). In the event Executive or the Board do not elect to renew the Term pursuant to this Section 1(a), Executive’s employment will terminate on the Expiration Date, subject to earlier termination as provided in Section 3; provided, that such termination on the Expiration Date shall not constitute or be deemed to constitute a termination without Cause (as described in Section 3(a)(iv)) or a resignation from the Company for Good Reason (as described in Section 3(a)(v)). Notwithstanding the foregoing, in the event of a Change in Control (as defined below), the Term shall automatically renew until the second anniversary of the effective date of such Change in Control, subject to earlier termination as provided in Section 3.

(b) Position and Duties. Executive shall serve as Chief Executive Officer of the Company with such responsibilities, duties and authority normally associated with such position and as may from time to time be assigned to Executive by the Board. Executive shall also serve as a member of the Board. Executive shall devote substantially all of Executive’s working time and efforts to the business and affairs of the Company (which shall include service to its affiliates but for no additional compensation) and shall not engage in outside business activities without the consent of the Board; provided, that Executive shall be permitted to (i) manage Executive’s personal, financial and legal affairs, (ii) participate in trade associations, (iii) serve on the board of directors of not-for-profit or tax-exempt charitable organizations, and (iv) additional for-profit entities (subject to the prior consent of the Board not to be unreasonably withheld), in each case, subject to compliance with this Agreement and provided that such activities do not result in a conflict of interest or materially interfere with Executive’s performance of Executive’s duties and responsibilities hereunder. Executive agrees to observe and comply with the rules and policies of the Company and its affiliates as adopted by the Company or its affiliates from time to time, in each case as amended from time to time, as set forth in writing, and as delivered or made available to Executive (each, a “Policy”).

(c) Principal Place of Employment. Executive’s principal place of employment shall be in Fort Worth, Texas, although Executive understands and agrees that Executive will be required to travel from time to time for business reasons.

2. Compensation and Related Matters. During the Term, Executive will be entitled to the following:

(a) Annual Base Salary. Executive shall receive a base salary at a rate of $525,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company and shall be pro-rated for partial years of employment. Such annual base salary shall be reviewed (and may be increased) from time to time by the Board or a Board committee (such annual base salary, as it may be increased from time to time, the “Annual Base Salary”). The Annual Base Salary may not be decreased during the Term, except as part of a general proportional reduction for all senior executives.

(b) Annual Bonus. Executive will be eligible to participate in an annual incentive program established by the Board. Executive’s annual incentive compensation under such incentive program (the “Annual Bonus”) for calendar years of service in 2021 and thereafter shall be targeted at 100% of the Annual Base Salary and which will not exceed 200% of such target. Such target Annual Bonus shall be reviewed (and may be increased) from time to time by the Board (such target Annual Bonus, as it may be increased from time to time, the “Target Annual Bonus”). The Target Annual Bonus may be increased from time to time by the Board or Committee but not decreased other than as a part of a general proportional reduction for all senior executives. The bonus will scale upward and downward based on actual performance, as determined by the Board or a Board committee. The Annual Bonus shall be based upon the achievement of individual and Company performance metrics established by the Board or a Board committee in its sole discretion during the first calendar quarter of the year after prior consultation with the Executive. The payment of any Annual Bonus pursuant to the incentive program shall be subject to Executive’s continued employment with the Company through the date of payment, except as otherwise provided in Section 4, and any Annual Bonus (i) shall be paid to Executive in the calendar year following the calendar year for which such Annual Bonus is earned but no later than March 15th of such calendar year and (ii) is subject to clawback pursuant to any applicable Company clawback policy as then in effect. Notwithstanding the foregoing, a bonus for 2020, if any, will be in the sole discretion of the Board.

(c) Benefits. Executive shall be eligible to participate in employee benefit plans, programs and arrangements of the Company (including medical, dental and defined contribution retirement plans), consistent with the terms thereof and as such plans, programs and arrangements may be amended from time to time. In no event shall Executive be eligible to participate in any severance plan, arrangement or program of the Company, except as set forth in Section 4 of this Agreement.

(d) Equity Compensation. Executive shall be eligible to participate in a management incentive plan to be implemented by the Company within 60 days following the Effective Date (or as soon as reasonably practicable thereafter) subject to the terms and conditions therein as determined by the Board.

(e) Vacation. Executive shall be entitled to paid personal leave in accordance with the Company’s Policies. Any vacation shall be taken at the reasonable and mutual convenience of the Company and Executive.

(f) Business Expenses. The Company shall reimburse Executive for all reasonable travel and other business expenses reasonably incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement Policy.

(g) Key Person Insurance. At any time during the Term, the Company shall have the right to insure the life of Executive for the Company’s sole benefit. The Company shall have the right to determine the amount of insurance and the type of policy. Executive shall reasonably cooperate with the Company in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier, provided that any information provided to an insurance company or broker shall not be provided to the Company without the prior written authorization of Executive. Executive shall incur no financial obligation by executing any required document, and shall have no interest in any such policy.

3. Termination.

Executive’s employment hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances:

(a) Circumstances.

(i) Death. Executive’s employment hereunder shall terminate upon Executive’s death.

(ii) Disability. If Executive has incurred a Disability, as defined below, the Company may terminate Executive’s employment.

(iii) Termination for Cause. The Company may terminate Executive’s employment for Cause, as defined below.

(iv) Termination without Cause. The Company may terminate Executive’s employment without Cause.

(v) Resignation from the Company for Good Reason. Executive may resign Executive’s employment with the Company for Good Reason, as defined below.

(vi) Resignation from the Company Without Good Reason. Executive may resign Executive’s employment with the Company for any reason other than Good Reason or for no reason.

(vii) Upon Expiration of the Term. Executive’s employment hereunder shall terminate upon expiration of the Term pursuant to Section 1(a). For the avoidance of doubt, expiration of the Term shall not constitute termination by the Company without Cause or resignation by the Executive for Good Reason.

(b) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive under this Section 3 (other than termination pursuant to paragraph (a)(i) or paragraph

(a)(vii)) shall be communicated by a written notice to the other Party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) in the event of a termination pursuant to paragraph (a)(iii) or (a)(v), setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) specifying a Date of Termination which, if submitted by Executive, shall be at least thirty (30) days following the date of such notice (a “Notice of Termination”); provided, however, that in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs following the date of the Company’s receipt of such Notice of Termination and is prior to the date specified in such Notice of Termination (without any additional payment for such waived period), but the termination will still be considered a resignation by Executive. A Notice of Termination submitted by the Company may provide for a Date of Termination on the date Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion. Notwithstanding clause (ii) of this Section 3(b), the failure by the Company or Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of such Party hereunder or preclude such Party from asserting such fact or circumstance in enforcing such Party’s rights hereunder at any time.

(c) Company Obligations upon Termination. Upon termination of Executive’s employment pursuant to any of the circumstances listed in Section 3, Executive (or Executive’s estate) shall be entitled to receive the sum of: (i) the portion of Executive’s Annual Base Salary earned through the Date of Termination, but not yet paid to Executive, (ii) any vacation time that has been accrued but unused in accordance with the Company’s Policies, (iii) any reimbursements owed to Executive and duly substantiated in accordance with Company Policy pursuant to Section 2, and (iv) any amount accrued and arising from Executive’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Company Arrangements”). Such amounts shall be paid in a lump soon as soon as practicable but in no event later than the thirtieth (30th) day following termination. In addition, upon termination of Executive’s employment pursuant to any of the circumstances listed in Section 3, other than pursuant to Section 3(a)(iii) for Cause or Section 3(a)(vi) for Executive’s resignation from the Company without Good Reason or for no reason, Executive (or Executive’s estate) shall also be entitled to receive any unpaid Annual Bonus earned by Executive for the completed year prior to the year in which the Date of Termination occurs, as determined by the Board in its discretion based upon actual performance achieved, which Annual Bonus, if any, shall be paid to Executive when bonuses for such year are paid to actively employed senior executives of the Company, but in no event later than March 15 of the year in which the Date of Termination occurs. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder. In the event that Executive’s employment is terminated by the Company for any reason, Executive’s sole and exclusive remedy shall be to receive the payments and benefits described in this Section 3(c) or Section 4, as applicable.

(d) Deemed Resignation. Upon termination of Executive’s employment for any or no reason by the Company or Executive, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates.

4. Severance Payments.

(a) Termination upon Death or Disability. If Executive’s employment is terminated as a result of Executive’s death pursuant to Section 3(a)(i) or by the Company due to Executive’s Disability pursuant to Section 3(a)(ii), then Executive (or Executive’s estate) shall receive, in addition to the payments and benefits set forth in Section 3(c), an amount in cash equal to a pro-rata portion of the

Annual Bonus for the year in which the Date of Termination occurs, determined by multiplying (A) the Annual Bonus amount based on actual performance for the year as determined by the Board by (B) a fraction, using the number of full months of the year elapsed prior to the Date of Termination as the numerator and 12 as the denominator, payable when bonuses for such year are paid to actively employed senior executives of the Company, but in no event later than March 15 of the year following the year in which the Date of Termination occurs.

(b) Termination without Cause or Resignation from the Company for Good Reason. If Executive’s employment is terminated by the Company without Cause pursuant to Section 3(a)(iv), or pursuant to Section 3(a)(v) due to Executive’s resignation for Good Reason, in either case, which termination does not occur within twenty-four (24) months following the date of a Change in Control, then, subject to Executive signing on or before the 60th day following Executive’s Separation from Service (as defined below), and not revoking, a separation agreement and release of claims substantially in the form attached as Exhibit A to this Agreement (the “Release”), and Executive’s continued compliance with Section 5 and Section 6, Executive shall receive, in addition to payments and benefits set forth in Section 3(c), the following (commencing on the sixtieth (60th) day following termination or such earlier date as the Company determines following the effective date of such Release that does not result in a violation of Section 409A of Internal Revenue Code of 1986, as amended (together with all regulations and applicable published guidance thereunder, the “Code”)):

(i) an amount in cash equal to 1.5 times the sum of (x) the Annual Base Salary and (y) the Target Annual Bonus, payable in substantially equal installments over the 18-month period following the date of Executive’s Separation from Service in accordance with the Company’s normal payroll practices; and

(ii) if Executive elects to receive continued medical, dental and/or vision coverage under one or more of the Company’s group healthcare plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse Executive for, the employer’s share of COBRA premiums for Executive and Executive’s covered dependents under such plans based on the employer’s share that the Company pays for similarly situated active employees (the “COBRA Benefits”) during the period commencing on Executive’s Separation from Service and ending upon the earliest of (X) the expiration of the 18-month period following the date of Executive’s Separation from Service, (Y) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA or (Z) the date Executive becomes eligible to receive medical, dental or vision coverage, as applicable, from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility). Notwithstanding the foregoing, if the Company cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, as it reasonably determines, the Company may alter the manner in which medical, dental or vision coverage is provided to Executive after the date of Executive’s Separation from Service.

(c) Change in Control. In lieu of the payments and benefits set forth in Section 4(b), if Executive’s employment is terminated by the Company without Cause pursuant to Section 3(a)(iv), or pursuant to Section 3(a)(v) due to Executive’s resignation for Good Reason, in either case, on or within twenty-four (24) months following the date of a Change in Control, then, subject to Executive signing on or before the 60th day following Executive’s Separation from Service, and not revoking, the Release, and Executive’s continued compliance with Section 5 and Section 6, Executive shall receive, in addition to payments and benefits set forth in Section 3(c), the following:

(i) an amount in cash equal to 2.0 times the sum of (x) the Annual Base Salary and (y) the Target Annual Bonus, payable in a lump sum on the First Payment Date; and

(ii) a lump sum cash payment equal to the equivalent of the COBRA Benefits for the period commencing on Executive’s Separation from Service and ending upon the earliest of (X) the expiration of the 24-month period following the date of Executive’s Separation from Service, based on the COBRA Benefits amount for the first month following Executive’s Separation from Service and assuming Executive remained eligible for the COBRA Benefits for the duration of such 24- month period.

(d) Termination for Cause, Resignation from the Company without Good Reason or Termination upon Expiration of the Term. If Executive’s employment shall terminate pursuant to Section 3(a)(iii) for Cause, pursuant to Section 3(a)(vi) for Executive’s resignation from the Company without Good Reason or for no reason, or pursuant to Section 3(a)(vii) upon expiration of the Term, or should grounds for Cause exist as of the date of such termination (provided that Executive is notified of such grounds for Cause within ninety (90) days after the Date of Termination and afforded an opportunity to cure such grounds in a manner consistent with the applicable provisions of Section 10(a), if curable), then Executive shall not be entitled to receive or retain any severance payments or benefits, except as provided in Section 3(c).

(e) Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 5 through 9 and Section 11 will survive the termination of Executive’s employment and the expiration or termination of the Term.

5. Competition; Solicitation. Executive acknowledges that during the Term, the Company from will provide Executive with access to Confidential Information (as defined below). Ancillary to the rights provided to Executive as set forth in this Agreement, Executive’s continued employment with the Company during the Term (subject to earlier termination as provided herein) and the Company’s provision of Confidential Information, and Executive’s agreements regarding the use of same, in order to protect the value of such Confidential Information, as well as the goodwill associated with the business relationships developed with its customers, the Company and Executive agree to the following provisions against unfair competition, which Executive acknowledges represent a fair balance of the Company’s rights to protect its business and Executive’s right to pursue employment:

(a) Executive shall not, other than in connection with his service to the Company, at any time during the Restriction Period (as defined below), directly or indirectly engage in the Business (as defined below), have any equity interest in, interview for a potential employment or consulting relationship with or manage, provide services in any capacity to, advise, operate, or finance, any person, firm, corporation, partnership or business (whether as officer, employee, agent, representative, or otherwise) that engages in the Business (as defined below) in the Restricted Territory (as defined below). Nothing herein shall prohibit Executive from (i) being a passive owner of less than 1% of the outstanding equity interest in any entity that is publicly traded, so long as Executive has no active participation in the business of such entity, or (ii) making, holding or managing passive oil and gas investments, such as royalty interests and non-operated working interests.

(b) Executive shall not, at any time during the Restriction Period, directly or indirectly, (i) solicit, divert or take away any customer, client, or business relation (including, without limitation, contractors) of the Company with whom Executive engaged in business on behalf of the Company or about whom Executive learned Confidential Information as a result of his employment with the Company or potential customer, client or business relation of the Company whom Executive solicited for business on behalf of the Company or about whom Executive learned Confidential Information as a result of his employment with the Company, provided that with respect to a business relation that such solicitation would be reasonably expected to cause such business relation to cease, reduce, or adversely affect its business relationship with the Company; (ii) divert or take away any or business acquisition or other business opportunity of the Company, (ii) contact or solicit, with respect to hiring, or hire, any employee of the Company or any person employed or engaged by the Company at any time during the 12-month period immediately preceding the Date of Termination, (iii) induce or otherwise counsel, advise or encourage any employee of the Company to leave the employment or engagement of the Company, or (iv) induce any distributor, representative or agent of the Company to terminate or modify its relationship with the Company.

(c) In the event the terms of this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. For the avoidance of doubt, the restrictions in this Section 5 shall apply in addition to any other restrictive covenants contained in any other written agreement between Executive and the Company or any of its affiliates to which Executive may be bound.

(d) As used in this Section 5:

(i) The term “Business” shall mean the acquisition, exploration, exploitation, production, marketing and development of, oil and natural gas assets, and the acquisition, directly or indirectly, of leases and other real property in connection therewith;

(ii) The term “Company” shall include the Company and its subsidiaries;

(iii) The term “Restriction Period” shall mean the period beginning on the Effective Date and ending on the date 12 months following the Date of Termination; provided that, in the event Executive’s employment terminates pursuant to Section 3(a)(vii) upon expiration of the Term and the Company has not offered to extend the Term on terms no less favorable in the aggregate to Executive as those in effect immediately prior to the expiration of the Term, the Restriction Period shall end upon expiration of the then-applicable Term; and

(iv) The term “Restricted Territory” means any area that is within a 10 mile radius around the Company’s or any of its direct or indirect subsidiaries’ oil and natural gas assets in the Eagle Ford shale formation that are owned by the Company as of Executive’s Date of Termination.

(e) During Executive’s employment by the Company, Executive agrees that Executive has not violated and will not violate any non-solicitation, non-compete or other restrictive covenants agreements that Executive entered into with any former employer or improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will Executive bring onto the premises of the Company or its affiliates or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party.

(f) Each Party (which, in the case of the Company, shall mean solely instructing its officers and the members of the Board to comply with the following) agrees, during the Term and following the Date of Termination, to refrain from Disparaging (as defined below) the other Party and its affiliates, including, in the case of the Company, any of its services, technologies or practices, or any of its directors, officers, agents, representatives or stockholders, either orally or in writing. Nothing in this paragraph shall preclude any Party from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, or to defend or enforce a Party’s rights under this Agreement, or from exercising their duties for the Company in good faith. For purposes of this Agreement, “Disparaging” means making remarks, comments or statements, whether written or oral, that impugn the character, integrity, reputation or abilities of the Person being disparaged.

(g) Executive acknowledge and agrees that, in the event Executive is found or reasonably determined by the Board to be in breach of the covenants set forth in this Section 5 then the Restriction Period shall be extended by the duration of the breach thereof, and such covenants shall be enforced or enforceable as extended.

6. Proprietary Information.

(a) Except in connection with the faithful performance of Executive’s duties hereunder or pursuant to Section 6(c) and (e), Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for Executive’s benefit or the benefit of any person, firm, corporation or other entity (other than the Company) any confidential or proprietary information or trade secrets of or relating to the Company (including, without limitation, business plans, business strategies and methods, acquisition targets, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company, whether in tangible or intangible form, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment) (collectively, the “Confidential Information”), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Confidential Information. The Parties hereby stipulate and agree that, as between them, any item of Confidential Information is important, material and confidential and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company). Notwithstanding the foregoing, Confidential Information shall not include any information that has been published in a form generally available to the public or is publicly available or has become public knowledge prior to the date Executive proposes to disclose or use such information, provided, that such publishing or public availability or knowledge of the Confidential Information shall not have resulted from Executive directly or indirectly breaching Executive’s obligations under this Section 6(a) or any other similar provision by which Executive is bound, or from any third-party breaching a provision similar to that found under this Section 6(a). For the purposes of the previous sentence, Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if material features comprising such information have been published or become publicly available.

(b) At any time upon request of the Company, and, in any event upon termination of Executive’s employment with the Company for any reason, Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents or property concerning the Company or its customers in any way, including, without limitation all business plans, marketing strategies, products, property or processes, and whether or not such documents or property contain Confidential Information; provided, however, Executive may retain documents and information regarding Executive’s own personal compensation and benefits information. In addition, after providing a copy to the Company, if directed in writing by the Company, Executive shall destroy any Confidential Information or other Company information which may be stored in electronic format on any personal electronic device, or that cannot be otherwise returned to the Company upon termination of employment and shall cooperate with the Company to confirm that all copies of such Confidential Information have been permanently destroyed, regardless of where or how such data was stored, although Executive agrees that Executive shall not destroy any original documents or data, nor shall Executive destroy the only version or copy of any Company document or data. Notwithstanding the return or destruction of such Confidential Information, Executive shall continue to be bound by the restrictions set forth in this Section 6 after the termination of Executive’s employment. If any Confidential Information or other information or data that is the property of the Company is contained on Executive’s personal electronic devices, for a period of 30 days following the Date of Termination, Executive agrees to make Executive’s personal electronic devices available to the Company upon reasonable notice from the Company for the removal by the Company of any Company information (other than Executive’s own personal compensation and benefits information), including, without limitation, Confidential Information.

(c) Executive may respond to a lawful and valid subpoena or other legal process, but Executive shall give the Company the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel at the Company’s expense in resisting or otherwise responding to such process, in each case to the extent permitted by applicable laws or rules.

(d) As used in this Section 6 and Section 7, the term “Company” shall include the Company and its subsidiaries.

(e) Nothing in this Agreement shall prohibit Executive from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 6(c) above), (ii) disclosing information and documents to Executive’s attorney, financial or tax adviser for the purpose of securing legal, financial or tax advice, provided that any such person first agrees to be bound by the confidentiality provisions of this Section 6, (iii) reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies), (iv) disclosing Executive’s post-employment restrictions in this Agreement in confidence to any potential new employer, or (v) retaining, at any time, Executive’s personal correspondence, Executive’s personal contacts and documents related to Executive’s own personal benefits, entitlements and obligations. Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (A) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (B) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Executive represents and warrants that Executive is not subject to any contract that in any way limits Executive’s ability to enter into and fully perform Executive’s obligations under this Agreement.

7. Inventions.

All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of the Company, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Executive may discover, invent or originate during the Term, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company. Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. Executive hereby appoints the Company as Executive’s attorney-in-fact to execute on Executive’s behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.

8. Injunctive Relief.

(a) Injunctive Relief and Other Remedies. It is recognized and acknowledged by Executive that a breach of the covenants contained in Sections 5 through 7 will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that in the event of a breach or threatened breach of any of the covenants contained in Sections 5 through 7, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief without the requirement to post bond. FURTHER, IN THE EVENT OF ANY SUCH BREACH OR THREATENED BREACH FOLLOWING THE DATE OF TERMINATION, THE COMPANY SHALL HAVE THE RIGHT TO CEASE MAKING ANY FURTHER SEVERANCE PAYMENTS OR PROVIDING ANY FURTHER BENEFITS THAT MAY BE OTHERWISE DUE TO EXECUTIVE AND TO RECOUPMENT AND/OR OFFSET OF ANY SEVERANCE PAID TO EXECUTIVE PRIOR TO THE DATE OF SUCH BREACH, TO THE EXTENT PERMITTED BY LAW, PLUS THE REASONABLE ATTORNEYS’ FEES AND COSTS THE COMPANY INCURS IN RECOUPING SUCH BENEFITS AND AMOUNTS FROM OR EXERCISING SUCH REMEDIES AGAINST THE EXECUTIVE.

(b) Essential and Independent Agreements. It is understood by the parties hereto that the Executive’s obligations and the restrictions and remedies set forth in Sections 5 through 8 are essential elements of this Agreement and that but for his agreement to comply with and/or agree to such obligations, restrictions and remedies, the Company would not have entered into this Agreement or employed (or continued to employ) him. The Executive’s obligations and the restrictions and remedies set forth in this Section 8 are independent agreements and the existence of any claim or claims by him against the Company under this Agreement or otherwise will not excuse his breach of any of his obligations or affect the restrictions and remedies set forth under this Section 8.

c. Survival of Terms; Representations. The Executive’s obligations under Sections 5 through 8 hereof shall remain in full force and effect notwithstanding the termination of his employment or this Agreement, regardless of the reasons surrounding such termination, except as otherwise expressly provided in Section 5(d)(iii). The Executive acknowledges that he is sophisticated in business, and that the restrictions and remedies set forth in Sections 5 through 8 do not create an undue hardship on him and will not prevent him from earning a livelihood. He further acknowledges that he has had a sufficient period of time within which to review this Agreement, including Sections 5 through 8, with an attorney of his choice and he has done so to the extent he desired. The Executive and the Company agree that the restrictions and remedies contained in Sections 5 through 8 are reasonable and necessary to protect the

Company’s legitimate business interests and that he and the Company intend that such restrictions and remedies shall be enforceable to the fullest extent permissible by law. The Executive agrees that given the scope of the Company’s business, any further geographic limitation on such remedies and restrictions would deny the Company the protection to which it is entitled hereunder.

d. Notice of Obligations. During the Restriction Period, Executive shall notify any person or entity with whom Executive accepts employment or engagement of his obligations under Sections 5 and 6 of this Agreement. The Company similarly may notify any person or entity for whom Executive provides services in any capacity during the Restriction Period of Executive’s obligations under Sections 5 and 6 of this Agreement, and the Company shall not be liable for any such notification.

9. Assignment and Successors.

The Company may assign its rights and obligations under this Agreement to any of its affiliates or to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.

10. Certain Definitions.

(a) Cause. The Company shall have “Cause” to terminate Executive’s employment hereunder upon:

(i) Executive’s refusal to substantially perform the Executive’s duties to the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness);

(ii) Executive’s gross negligence or willful engagement in conduct that is materially injurious to the Company or its affiliates, whether monetarily or otherwise;

(iii) Executive’s commission of a crime or an act of fraud, theft, misappropriation or embezzlement that could reasonably be expected to materially impair the Executive’s ability to substantially perform the Executive’s duties to the Company;

(iv) Executive’s failure to comply with any reasonable legal directive of the Board;

(v) Executive’s material breach of any obligation under this Agreement or any other written agreement between Executive and the Company;

(vi) Executive’s violation of the Company’s written Policies or codes of conduct, including written Policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; or

(vii) Executive’s violation of any securities or other law, rule or regulation applicable to the Company, its affiliates or Executive relating to the business operations of the Company or its affiliates that may have a material adverse effect upon the Company’s business, operations or condition (financial or otherwise).

Notwithstanding the foregoing, in the case of any conduct described in clauses (i), (iv), (v) or (vi) of the immediately preceding sentence, if such conduct is reasonably susceptible of being cured, then Executive’s termination shall be for “Cause” only if Executive fails to cure such conduct to the Board’s reasonable satisfaction within thirty (30) days after receiving written notice from the Company describing such conduct in reasonable detail.

(b) Change in Control. “Change in Control” shall mean and include each of the following:

(i) a transaction or series of transactions occurring after the Effective Date whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such transaction; or

(ii) the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) after the Effective Date of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(A) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (B) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any amount that provides for the deferral of compensation that is subject to Section 409A (as defined below) or with respect to a Change in Control described in Section 4(c), to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (i), (ii)

or (iii) with respect to such amount shall only constitute a Change in Control for purposes of the payment timing of such amount if such transaction also constitutes a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5).

(c) Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death, (ii) if Executive’s employment is terminated pursuant to Section 3(a)(ii)–(vi) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 3(b), whichever is earlier, or (iii) if Executive’s employment is terminated due to expiration of the Term, the day following the last day of the then-applicable Term.

(d) Disability. Disability shall mean the Executive is unable to perform his duties hereunder due to the onset of any sickness, injury or disability for a consecutive period of ninety (90) consecutive days or an aggregate of 180 days in any twelve (12)-consecutive month period as determined by a physician satisfactory to both the Executive and the Company. Any refusal by Executive to submit to a medical examination for the purpose of determining Disability shall be deemed to constitute conclusive evidence of Executive’s Disability.

(e) Good Reason. For the sole purpose of determining Executive’s right to severance payments as described above, the Executive’s resignation will be for “Good Reason” if the Executive resigns after any of the following events, unless Executive consents to the applicable event: (i) a material diminution in the Executive’s responsibilities, authority and duties as an employee of the Company; (ii) a material reduction in Executive’s Annual Base Salary or Target Annual Bonus (other than as part of a general proportional reduction for all senior executives); (iii) a requirement by the Company that the Executive relocate the Executive’s principal location of employment to a location that is more than fifty (50) miles from the Executive’s principal work location as of the Effective Date; or (iv) a material breach of the Employment Agreement by the Company. Notwithstanding the foregoing, no Good Reason will have occurred unless and until Executive has: (a) provided the Company, within ninety (90) days of Executive’s knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, written-notice stating with specificity the applicable facts and circumstances underlying such finding of Good Reason; (b) provided the Company with an opportunity to cure, and the Company has not cured, the same within thirty (30) days after the receipt of such notice; and (c) the terminates the Executive’s employment within thirty (30) days after the end of the cure period.

(f) Person. “Person” shall mean any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, trust, governmental authority or other entity of any kind.

11. Miscellaneous Provisions.

(a) Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Texas without reference to the principles of conflicts of law of the State of Texas or any other jurisdiction, and where applicable, the laws of the United States.

(b) Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(c) Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile, email, or certified or registered mail, postage prepaid, as follows:

(i) If to the Company, the Board of Directors, at the Company’s headquarters,

(ii) If to Executive, at the last address that the Company has in its personnel records for Executive, or

(iii) At any other address as any Party shall have specified by notice in writing to the other Party.

(d) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Facsimile, pdf, emails and other true and correct photostatic copies of this Agreement shall have the same force and effect as originals hereof. Signatures delivered by facsimile, email or other electronic means shall be deemed effective for all purposes.

(e) Entire Agreement. The terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings, term sheets and agreements, whether written or oral. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(f) Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of the Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(g) No Inconsistent Actions. The Parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the Parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

(h) Construction. This Agreement shall be deemed drafted equally by both the Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural; (ii) “and” and “or” are each used both conjunctively and disjunctively; (iii) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (iv) “includes” and “including” are each “without limitation”; (v) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (vi) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

(i) Arbitration.

(i) Disputes subject to Arbitration. Any controversy, claim or dispute arising out of or relating to this Agreement or Executive’s employment or termination of employment with the Company (other than as prohibited by law or temporary or permanent injunctive or other equitable relief sought by the Company Group in connection with Sections 5 through 8 hereof), shall be settled solely and exclusively by a binding arbitration process administered by JAMS/Endispute in Dallas, TX. Accordingly, Executive agrees to submit to arbitration, in accordance with the terms of this Agreement, any claims against the Company (including any of its agents, employees, officers, directors, owners, members, and partners, as well as any other entity or individual claimed to be jointly and/or severally liable with the Company), which arise out of or relate to this Agreement and/or Executive’s employment with the Company or the termination thereof, including, but not limited to, any claim arising from this Agreement, or any other agreement with the Company, express or implied, statements, acts or omissions of the Company, any claim for compensation from the Company, such as for wages, salary, bonuses, severance pay, vacation pay, expenses, benefits, allowances and any other payment or compensation of any kind whatsoever, any tort claim, any claim based on any law (state, federal, local, or otherwise) prohibiting discrimination , harassment or retaliation on the basis of any protected characteristic, including, without limitation, race, color, religion, creed, sex, national origin, citizenship, alienage, age, sexual orientation, marital status, family or medical leave, uniformed service, disability, protected activity, (i.e., opposition to prohibited discrimination or participation in proceedings covered by the anti-discrimination statutes) or any other characteristic protected by applicable law. Such laws shall include, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Equal Pay Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act, and any applicable state or local law. EXECUTIVE AND THE COMPANY EACH EXPRESSLY ACKNOWLEDGES AND AGREES THAT ARBITRATION SHALL BE THE EXCLUSIVE FORUM FOR THE ADJUDICATION OF ANY CLAIMS COVERED BY THIS AGREEMENT, THAT EXECUTIVE AND EMPLOYER EACH IS WAIVING THE RIGHT TO FILE SUIT IN COURT, AND THAT EXECUTIVE AND EMPLOYER SHALL BE PRECLUDED FROM BRINGING SUIT IN COURT WITH RESPECT TO ANY CLAIM(S) THAT WERE OR COULD HAVE BEEN BROUGHT PURSUANT TO THIS AGREEMENT.

(ii) Arbitration Procedures. Such arbitration shall be conducted in accordance with the then-existing JAMS/Endispute Rules of Practice and Procedure, with the following exceptions if in conflict: (i) one arbitrator who is a retired judge chosen by and satisfactory to both Parties; (ii) the expenses and fees of the arbitrator together with other expenses of the arbitration incurred or approved by the arbitrator shall be borne equally by each Party, provided that the arbitrator may, in its sole discretion, allocate such fees and expenses to the non-prevailing party; and (iii) arbitration may proceed in the absence of any Party if written notice (pursuant to the JAMS/Endispute rules and regulations) of the proceedings has been given to such Party. Each Party shall bear its own attorney’s’ fees and expenses; provided that the arbitrator may assess the prevailing Party’s fees and costs against the non-prevailing Party as part of the arbitrator’s award as the arbitrator determines, or as may be provided by applicable law. The arbitrator, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including but not limited to, any claim that all or any part of this Agreement and/or this Section is void or voidable. The arbitrator shall render a written award and opinion, accompanied by a decision consisting of findings of fact and conclusions of law. The Parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this subsection shall be construed as precluding the bringing an action for injunctive relief or specific performance as provided in this Agreement. This dispute resolution process and any arbitration hereunder shall be confidential and neither any Party nor the neutral arbitrator shall disclose the existence, contents or results of such process without the prior written consent of all Parties, except where necessary or compelled in a court to enforce this arbitration provision or an award from such arbitration or otherwise in a legal proceeding. If JAMS/Endispute no longer exists or is otherwise unavailable, the Parties agree that the American Arbitration Association (“AAA”) shall administer the arbitration in accordance with its then-existing rules as modified by this subsection. In such event, all references herein to JAMS/Endispute shall mean AAA. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by court action instead of arbitration.

(iii) Injunctive/Equitable Relief Excluded. Claims by the Company against Executive for injunctive and/or other equitable relief in connection with Executive’s breach or threatened breach of Sections 5 through 7 of this Agreement are excluded from this arbitration provision, it being understood and agreed that the Company may seek and obtain injunctive relief for such claims from a court of competent jurisdiction. Claims by Executive for workers’ compensation or unemployment compensation benefits are also not covered by this arbitration provision. In addition, claims for benefits under an employee benefit or pension plan are excluded from this arbitration provision when the plan specifies that its claims procedure shall culminate in an arbitration procedure other than this one.

(iv) Authority of the Arbitrator. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any Party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall have authority to award remedies authorized by the statute(s) pursuant to which any claim(s) arises, including costs and attorneys’ fees, but shall have no authority to award remedies not authorized, or to award damages in excess of any cap imposed by such statute. The arbitrator shall have no authority to award punitive damages, except as otherwise required by law. Executive and the Company agree that neither shall file nor commence a lawsuit or arbitration in any way related to any claim agreed to be arbitrated, except as provided herein. If either Executive or the Company violates this provision, the other Party shall be entitled to dismissal or injunctive relief regarding such lawsuit or arbitration and recovery of all costs and disbursements, losses, and attorneys’ fees related to such other proceeding, if such claim is dismissed, to the extent permitted by law.

(j) Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the Term, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(k) Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on a determination of counsel if any questions as to the amount or requirement of withholding shall arise.

(l) Clawback. Any amounts payable under this Agreement will be subject to any Company Policy (whether in existence as of the Effective Date or later adopted) established by the Board and applicable to all executive officers of the Company and providing for clawback or recovery of amounts that were paid.

(m) Indemnification of Executive and Inclusion in D&O Coverage. During the Term, the Company shall include Executive in its Directors and Officer’s liability coverage, and the Company during the Term and thereafter shall further indemnify Executive to the fullest extent permitted by applicable law and its applicable governing documentation against any and all actions, claims, demands, suits, proceedings, liabilities, expenses, including attorney’s fees, sums of money, damages, and costs arising from Executive’s conduct with respect to the positions and duties set forth in Section 1(b) of this Agreement.

(n) Section 409A.

(i) General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(ii) Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits described in Section 4(b) or Section 4(c) shall not be paid, or, in the case of installments, shall not commence payment, until the sixtieth (60th) day following Executive’s Separation from Service (the “First Payment Date”). Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the First Payment Date and the remaining payments shall be made as provided in this Agreement.

(iii) Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution of nonqualified deferred compensation under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (B) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(iv) Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(v) Installments. Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

(vi) Release. In the event that any review period for the Release spans two calendar years, such Release will be deemed effective (subject to it being executed and not revoked) in the latter of the two calendar years and Executive will not be permitted to choose the effective date of any such release, except as would not result in a violation of Section 409A of the Code.

12. Cooperation.

The Company and Executive agree that certain matters in which Executive will be involved during the Term may necessitate Executive’s cooperation in the future. Accordingly, following the termination of Executive’s employment for any reason, to the extent reasonably requested by the Board, Executive shall cooperate with the Company in connection with matters arising out of Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of Executive’s other activities. The Company shall reimburse Executive for reasonable expenses incurred in connection with such cooperation.

13. Parachute Payments.

(a) Notwithstanding any other provisions of this Agreement or any Company equity plan or agreement, in the event that any payment or benefit by the Company or otherwise to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, including the payments and benefits under Section 4(b) or Section 4(c) hereof, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (in the order provided in Section 13(b)) to the extent necessary to avoid the imposition of the Excise Tax on the Total Payments, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b) The Total Payments shall be reduced in the following order: (i) reduction on a pro-rata basis of any cash severance payments that are exempt from Section 409A, (ii) reduction on a pro-rata basis of any non-cash severance payments or benefits that are exempt from Section 409A, (iii) reduction on a pro-rata basis of any other payments or benefits that are exempt from Section 409A, and (iv) reduction of any payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A; provided, in case of clauses (ii), (iii) and (iv), that reduction of any payments attributable to the acceleration of vesting of equity awards, if applicable, shall be first applied to equity awards that would otherwise vest last in time.

(c) The Company will select an accounting firm or consulting group with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax (the “Independent Advisors”) to make determinations regarding the application of this Section 13. For purposes of such determinations, no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, (i) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) or (ii) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation. The costs of obtaining such Independent Advisor determination and all related Independent Advisor fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company.

(d) In the event it is later determined that to implement the objective and intent of this Section 13, a greater reduction in the Total Payments should have been made, the excess amount shall be returned promptly by Executive to the Company.

14. Executive Acknowledgement.

Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment. Executive acknowledges and agrees that Executive has been advised to and has had an opportunity to ask questions and consult with an independent attorney of Executive’s choice before signing this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

LONESTAR RESOURCES US INC.

By:	/s/ Frank D. Bracken, III
	Name:	Frank D. Bracken, III
	Title:	Chief Executive Officer

EXECUTIVE

By:	/s/ Frank D. Bracken, III
Frank D. Bracken, III

[Signature Page to Employment Agreement]

EXHIBIT A

Separation Agreement and Release

This Separation Agreement and Release (“Agreement”) is made by and between Frank Bracken (“Executive”) and Lonestar Resources US Inc. (together with any successor thereto, the “Company”) (collectively, referred to as the “Parties” or individually referred to as a “Party”). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, the Parties have previously entered into that certain Employment Agreement, dated as of November 30, 2020 (the “Employment Agreement”); and

WHEREAS, in connection with Executive’s termination of employment with the Company or a subsidiary or affiliate of the Company effective                 , 20    , the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees, as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company or its subsidiaries or affiliates but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with Executive’s ownership of vested equity securities of the Company or one of its affiliates or Executive’s right to indemnification by the Company or any of its affiliates pursuant to contract or applicable law (collectively, the “Retained Claims”).

NOW, THEREFORE, in consideration of the severance payments described in Section [4(b)/4(c)] of the Employment Agreement, which, pursuant to the Employment Agreement, are conditioned on Executive’s execution and non-revocation of this Agreement and continued compliance with the surviving terms of the Employment Agreement, and in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

1. Severance Payments; Salary and Benefits. The Company agrees to provide Executive with the severance payments described in Section [4(b)/4(c)] of the Employment Agreement, payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement. In addition, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to Executive all other payments or benefits described in Section 3(c) of the Employment Agreement, subject to and in accordance with the terms thereof.

2. Release of Claims. Executive agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company, any of its direct or indirect subsidiaries and affiliates, and any of their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on his own behalf and on behalf of any of Executive’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred from the beginning of time up until and including the date Executive signs this Agreement, including, without limitation:

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(a) any and all claims relating to or arising from Executive’s employment or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;

(b) any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d) any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; and the Sarbanes-Oxley Act of 2002;

(e) any and all claims for violation of the federal or any state constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

(h) any and all claims for attorneys’ fees and costs.1

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company or any Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any qualified retirement plan benefit entitlements vested as the date of separation of Executive’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and Executive’s right under applicable law and any Retained Claims. This release further does not release claims for breach of Section 3(c) or Section [4(b)/4(c)] of the Employment Agreement or prevent Executive from reporting possible violations of federal law or

[1]	Subject to update for applicable laws and circumstance.

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regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Executive agrees to indemnify, protect, defend, and hold the Releasees harmless from any and all loss, cost, damage, or expense (including but not limited to court costs and reasonable attorneys’ fees and costs) incurred by the Releasees resulting from Executive bringing any claim released hereunder.

3. Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Agreement. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has [21] days within which to consider this Agreement; (c) Executive has 7 days following Executive’s execution of this Agreement to revoke this Agreement pursuant to written notice to the General Counsel of the Company; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the [21] day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

4. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

5. No Oral Modification. This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.

6. Governing Law; Dispute Resolution. This Agreement shall be subject to the provisions of Sections 11(a), 11(c) and 11(i) of the Employment Agreement.

7. Effectiveness. If Executive has attained or is over the age of 40 as of the date of Executive’s termination of employment, then Executive has seven days after Executive has signed this Agreement to revoke it and this Agreement will become effective on the eighth day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by Executive before that date. If Executive has not attained the age of 40 as of the date of Executive’s termination of employment, then this Agreement shall become effective the date on which Executive signs this Agreement.

8. Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive acknowledges that: (a) Executive has read this Agreement; (b) Executive has not relied upon any representations or statements made by the Company

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that are not specifically set forth in this Agreement; (c) Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Agreement and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this Agreement.

9. Reaffirmation of Obligation. Executive hereby expressly acknowledges and reaffirms Executive’s obligations under the Employment Agreement, including, without limitation, Section 5 thereof, which shall survive the expiration of the Term and are incorporated herein by reference.

10. Effect of Breach. SHOULD EXECUTIVE BREACH OR THREATEN TO BREACH THIS AGREEMENT OR THE EMPLOYMENT AGREEMENT OR OTHER OBLIGATIONS TO WHICH EXECUTIVE IS SUBJECT OR THE COMPANY OTHERWISE DISCOVER GROUNDS FOR CAUSE EXISTED AS OF THE DATE OF TERMINATION OF EXECUTIVE’S EMPLOYMENT (WHENEVER DISCOVERED), THEN (I) THE COMPANY SHALL HAVE NO FURTHER OBLIGATIONS TO EXECUTIVE UNDER THIS AGREEMENT (INCLUDING BUT NOT LIMITED TO ANY OBLIGATION TO MAKE ANY FURTHER PAYMENTS OR PROVIDE BENEFITS TO EXECUTIVE, WHETHER OR NOT ACCRUED, UNDER THIS AGREEMENT OR OTHERWISE) EXCEPT AS REQUIRED BY APPLICABLE LAW, (II) EXCEPT AS EXPRESSLY PROHIBITED BY APPLICABLE LAW, THE COMPANY SHALL BE ENTITLED TO RECOUP THE AMOUNT OF THE BENEFITS AND PAYMENTS SET FORTH IN SECTION 1 OF THIS AGREEMENT THAT EXECUTIVE RECEIVED PURSUANT TO THIS AGREEMENT AND TO EXERCISE ANY RIGHTS WAIVED OR MODIFIED THEREUNDER, PLUS THE REASONABLE ATTORNEYS’ FEES AND COSTS THE COMPANY INCURS IN RECOUPING SUCH BENEFITS AND AMOUNTS FROM OR EXERCISING SUCH REMEDIES AGAINST EXECUTIVE, (III) THE COMPANY SHALL HAVE ALL RIGHTS AND REMEDIES AVAILABLE TO IT UNDER THIS AGREEMENT AND/OR THE EMPLOYMENT AGREEMENT AND ANY APPLICABLE LAW, AND (IV) ALL OF EXECUTIVE’S PROMISES, COVENANTS, REPRESENTATIONS, AND WARRANTIES UNDER THIS AGREEMENT AND/OR THE EMPLOYMENT AGREEMENT AND OTHERWISE, SHALL REMAIN IN FULL FORCE AND EFFECT.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Executive

Dated:
[ ]

Lonestar Resources US Inc.

Dated:	By:
Name:
Title: